Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-277609) of Yarrow Bioscience, Inc. (the “Company”) of our report dated March 31, 2026, except for the effects of the exchange ratio discussed in Note 1, as to which the date is August 13, 2026, relating to the financial statements of the Company included in the Company’s Current Report on Form 8-K/A for the period from October 3, 2025 (inception) to December 31, 2025, filed with the Securities and Exchange Commission on August 13, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Irvine, California

August 13, 2026